Exhibit (a)(5)(ii)

                         INVENSYS ADVERTISEMENT TO
                      BE PUBLISHED IN THE NETHERLANDS
                           FROM JULY 18TH ONWARDS

Dear Baan Shareholders,

You have [x] days left to accept Invensys' Offer for Baan Company N.V.

The Offer has already been recommended by Baan's Management Board and is supported by Baan's employees and major customers.

Now we need your support.

Accept the Offer without delay and help us save jobs and keep Baan technology working for customers.

Invensys has extended its Offer until 3.00pm Tuesday 25th July, 2000.